Exhibit 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
CHINA VALVES TECHNOLOGY, INC.

China Valves Technology, Inc. (hereinafter referred to as the “Corporation”), a corporation organized and existing under and by virtue of the laws of the State of Nevada, does hereby certify as follows:

1.           The current name of the Corporation is China Valves Technology, Inc.

2.           The original Articles of Incorporation of the Corporation were filed in the Office of the Secretary of State on August 1, 1997.

3.           These Amended and Restated Articles of Incorporation have been duly approved by the Unanimous Written Consent of the Board of Directors of the Corporation in lieu of a meeting, dated April 24, 2009, and by the Written Consent of the holders of a majority of the Corporation’s issued and outstanding capital stock, dated June 8, 2009, in accordance with the provisions of Sections 78.390 and 78.403 of the Nevada Revised Statutes.

4.           The provisions of the Articles of Incorporation of the Corporation as heretofore amended and/or supplemented are hereby restated, integrated and further amended to read in its entirety as follows:

ARTICLE I
NAME

The name of the corporation is China Valves Technology, Inc. (hereinafter, the “Corporation”).

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the laws of the State of Nevada.

ARTICLE III
AUTHORIZATION TO ISSUE CAPITAL STOCK

The aggregate number of shares which the Corporation shall have the authority to issue is Three Hundred Million (300,000,000) shares of Common Stock, par value $0.001.  All Common Stock of the Corporation shall be of the same class and shall have the same rights and preferences.  Full-paid stock of the Corporation shall not be liable to any further call or assessment.

Effective as of the filing date of these Amended and Restated Articles of Incorporation, each two (2) shares of the issued and outstanding Common Stock of the Corporation shall be reverse split into one (1) share of Common Stock of the Corporation.  This reverse split shall affect only issued and outstanding shares.  Each record and beneficial holder who would receive a fractional share as a result of the reverse stock split shall receive a full share of Common Stock.

ARTICLE IV
GOVERNING BOARD

The members of the governing board of the Corporation shall be known as the Board of Directors.  The number of directors comprising the Board of Directors shall be determined from time to time in the manner provided in the bylaws of the Corporation.

ARTICLE V
LIABILITY OF DIRECTORS AND OFFICERS

No director or officer shall be personally liable to the Corporation or any of its stockholders for damages for any breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) for the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.  If the Nevada Revised Statutes are amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes, or amendments thereto.  No repeal or modification of this paragraph shall adversely affect any right or protection of any director or officer of the Corporation existing at the time of such repeal or modification.

ARTICLE VI
INDEMNIFICATION OF OFFICERS AND DIRECTORS

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, or who is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding, to the full extent permitted by the Nevada Revised Statutes as such statutes may be amended from time to time.

ARTICLE VII
ACQUISITION OF CONTROLLING INTEREST

The Corporation elects not to be governed by the terms and provisions of Sections 78.378 through 78.3793, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by an successor section, statute, or provision.  No amendment to these Articles of Incorporation, directly or indirectly, by merger or consolidation or otherwise, having the effect of amending or repealing any of the provisions of this paragraph shall apply to or have any effect on any transaction involving acquisition of control by any person or any transaction with an interested stockholder occurring prior to such amendment or repeal.

ARTICLE VIII
COMBINATIONS WITH INTERESTED STOCKHOLDERS

The Corporation elects not to be governed by the terms and provisions of Sections 78.411 through 78.444, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision.

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation this 24th day of April, 2009.

CHINA VALVES TECHNOLOGY,INC.

By: /s/ Siping Fang
Name: Siping Fang
Title: Chief Executive Officer

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4069 (775) 684-5708 Website: secretaryofstate.biz

Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO IRS)
Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 200905709-72
Filing Date and Time 07/24/2009 11:20 AM
Entity Number C16546-1997

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE FOR OFFICE USE ONLY

This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation
(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)

(This form Is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability
Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1. Name of Nevada entity as last recorded in this office:
China Valves Technology, Inc.

2. The articles are: (mark only one box) ☐ Restated    ☒ Amended and Restated

Please entitle your attached articles "Restated" or "Amended and Restated," accordingly.

3. Indicate what changes have been made by checking the appropriate box:*

☐No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on:
     The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☐The entity name has been amended.

☐The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)

☐The purpose of the entity has been amended.

☐The authorized shares have been amended.

☐The directors, managers or general partners have been amended.

☐IRS tax language has been added.

☒Articles have been added.

☒Articles have been deleted.

☒Other. The articles or certificate have been amended as follows: (provide article numbers, if available)

China Valves Technology, Inc. has amended Article III Authorization to Issue Capital Stock to effect a 1 to 2 reverse split.

* This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.